Exhibit 99.1

Bellicum Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Operational Update
Enrolled first patient in Phase 1/2 clinical trial for BPX-603 in solid tumors that express HER2
Clinical hold lifted on Phase 1/2 dose-escalation trial evaluating BPX-601 and rimiducid in patients with previously treated metastatic prostate or pancreatic cancer
Conference call and webcast today at 5 p.m. ET / 2 p.m. PT

HOUSTON, March 30, 2020 --- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the fourth quarter and full year 2020 and provided an operational update.
“In 2020, we refined our focus on our next generation CAR-T cell therapies,” said Rick Fair, President and Chief Executive Officer. “We are excited to have resumed our trial of BPX-601 with a focus on prostate cancer and initiated the BPX-603 trial in HER2+ solid tumors, and we look forward to providing updates on both programs as the year progresses.”

Program Highlights and Current Updates

BPX-601 GoCAR-T®
•In January, Bellicum announced the U.S. Food and Drug Administration (FDA) had lifted the clinical hold on patient enrollment and dosing in an ongoing Phase 1/2 dose-escalation clinical trial evaluating BPX-601 and rimiducid in patients with previously treated metastatic pancreatic or prostate cancer. Bellicum has worked with clinical investigators to resume screening for patient enrollment without modification to the current study protocol.

•Bellicum plans to present a Phase 1 data update on BPX-601 and rimiducid in patients with metastatic castration-resistant prostate cancer in the first quarter of 2022.

BPX-603 GoCAR-T
•In December, Bellicum announced the enrollment and apheresis of the first patient in the Phase 1/2 clinical trial for BPX-603 in patients with solid tumors that express human epidermal growth factor 2 (HER2), including breast, endometrial, ovarian, gastric, and colorectal cancers. BPX-603 is the company’s first dual-switch GoCAR-T product candidate, which incorporates Bellicum’s iMC activation and CaspaCIDe® safety switch technologies. The company expects to provide initial Phase 1 data from this trial in the second half of 2021.

CaspaCIDe
•In February, Bellicum announced the first reported use of the CaspaCIDe safety switch to mitigate CAR-T cell toxicity. The report, published as an ahead-of-print publication in the digital edition of Blood, a journal published by The American Society of Hematology, was a case from an investigator-sponsored trial (IST) at the University of North Carolina Lineberger Comprehensive Cancer Center of autologous CAR-T cells expressing CD19 and CaspaCIDe. In this patient, grade 3-4 immune effector cell-associated neurotoxicity syndrome (ICANS) refractory to standard therapies was treated with rimiducid to activate CaspaCIDe. Within twelve hours of rimiducid administration, ICANS grade improved from 3 to 1 and was fully resolved after four days.

Exhibit 99.1

Corporate Updates

•In November, Bellicum completed an underwritten offering of 1,040,000 shares of common stock, pre-funded warrants to purchase 3,109,378 shares of common stock and accompanying warrants to purchase 4,149,378 shares of common stock. Gross proceeds to Bellicum were approximately $25.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by Bellicum and excluding any proceeds that may be received upon exercise of the warrants.

•In October, Bellicum implemented a restructuring program to focus on the clinical development of BPX-601 and BPX-603, reduce headcount, pause the BCMA GoCAR-NK program, and discontinue discovery research and new product development.

•In October, Bellicum repaid in full all outstanding indebtedness and terminated all commitments and obligations under its loan agreement with Oxford Finance, for a payment of $27.4 million.

Fourth Quarter 2020 Financial Results

R&D Expenses: Research and development expenses were $8.7 million and $39.1 million for the fourth quarter and year ended December 31, 2020, respectively, compared to $13.3 million and $64.5 million during the comparable periods in 2019. The reduction in expenses in the fourth quarter resulted primarily from reduced expenses related to reduced rivo-cel related activities, reduced expenses resulting from Bellicum’s sale of its manufacturing facility and the corporate restructuring implemented during the fourth quarter of 2020, partially offset by an increase in expenses related to the GoCAR™ programs.

G&A Expenses: General and administrative expenses were $3.4 million and $15.5 million for the fourth quarter and year ended December 31, 2020, respectively, compared to $5.7 million and $30.0 million during the comparable periods in 2019. The reduction in expenses during the fourth quarter relative to the comparable period in 2019 was primarily due to the reduction in rivo-cel related commercialization activities as well as the effects of the corporate restructuring that reduced employee-related charges.

Loss from Operations: Bellicum reported a loss from operations of $13.0 million and $51.7 million for the fourth quarter and year ended December 31, 2020, respectively, compared to a loss from operations of $13.9 million and $87.4 million for the comparable periods in 2019.

Net Income/Loss: Bellicum reported net income of $18.8 million and a net loss $7.7 million for the fourth quarter and year ended December 31, 2020, respectively, compared to a net loss of $29.0 million and $112.5 million for the comparable periods in 2019. The results included a non-cash gain of $31.9 million and $46.1 million related to the change in fair value of the warrant and private placement option liability for the fourth quarter and year ended December 31, 2020, respectively.

Shares Outstanding: As of March 22, 2021, Bellicum had 8,318,273 shares of common stock and 452,000 shares of preferred stock outstanding. Each share of preferred stock can be converted into 10 shares of common stock. In the November 2020 financing, the company issued 1,040,000 shares of common stock and pre-funded warrants to purchase 3,109,378 shares of common stock.

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $37.0 million as of December 31, 2020, compared to $93.8 million as of December 31, 2019. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second quarter of 2022.

Conference Call and Webcast
Bellicum’s management will host a webcast and conference call today at 5 p.m. ET / 2 p.m. PT, March 30, 2021, to discuss the financial results for the fourth quarter 2020 and provide a corporate update. The live call may be accessed by dialing (877) 407-3103 for domestic callers and (201) 493-6791 for international

Exhibit 99.1

callers. A live webcast of the call will be available from the Investors and Media section of the company’s website at www.bellicum.com and a replay will be available shortly after the live event.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and CAR-NK cell therapies. Bellicum’s lead GoCAR-T® candidate, BPX-601, is designed to be a more efficacious CAR-T cell product capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellium.com.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of updates regarding our clinical trials and other development programs; our expected cash runway. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K the year ended December 31, 2020. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	December 31,	December 31,
	2020	2019
Current Assets:
Cash and cash equivalents	$35,495	$91,028
Restricted cash	1,501	2,788
Accounts receivable, interest and other receivables	2	303
Prepaid expenses and other current assets	802	884
Assets held for sale	1,643	16,851

Non-Current Assets:
Operating lease right-of-use assets	645	1,042
Property and equipment, net	189	2,529
Other assets	307	825
Total assets	$40,584	$116,250

Current Liabilities:
Accounts payable	$891	$2,643
Accrued expenses and other current liabilities	4,165	9,770
Warrant derivative liability	10,345	52,184
Private placement option liability	7,803	12,094
Current portion of long-term debt	—	11,000
Current portion of lease liabilities	825	454
Liabilities held for sale	672	6,273

Long-Term Liabilities:
Long-term debt, net of deferred issuance costs	—	25,717
Long-term lease liabilities	344	864

Preferred stock	18,036	21,468
Total stockholders' deficit	(2,497)	(26,217)
Total liabilities, preferred stock and stockholders' deficit	$40,584	$116,250

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenues
Grants	$—	$133	$—	$2,143
License fee revenue	500	5,000	500	5,000
Total revenues	500	5,133	500	7,143

Operating Expenses:
Research and development	8,706	13,324	39,052	64,535
General and administrative	3,436	5,709	15,531	29,972
Total operating expenses	12,142	19,033	54,583	94,507
Impairment of property and equipment	(1,265)	—	(1,265)	—
Gain (loss) on dispositions, net	(105)	—	3,656	—
Loss from operations	(13,012)	(13,900)	(51,692)	(87,364)
Interest income	—	307	387	1,351
Interest expense	(191)	(1,043)	(2,659)	(4,280)
Change in fair value of warrant liability	31,874	(14,342)	46,130	(19,192)
Other income (expense)	112	(3)	112	(2,992)
Net income (loss)	$18,783	$(28,981)	$(7,722)	$(112,477)
Undistributed earnings to participating securities	(10,984)	—	—	—
Net income (loss) attributable to common shareholders	$7,799	$(28,981)	$(7,722)	$(112,477)
Net income (loss) per share attributable to common shareholders, basic	$0.99	$(5.82)	$(1.34)	$(24.01)
Net income (loss) per share attributable to common shareholders, diluted	$0.98	$(5.82)	$(1.34)	$(24.01)
Weighted-average shares outstanding, basic	7,873,402	4,981,803	5,760,159	4,684,711
Weighted-average shares outstanding, diluted	7,935,532	4,981,803	5,760,159	4,684,711

Source: Bellicum Pharmaceuticals
Investors:
Robert H. Uhl
Managing Director
Westwicke IR
858-356-5932
Robert.uhl@westwicke.com

Media:
Kate Coyle
Senior Vice President
Westwicke PR
203-682-8210
kate.coyle@icrinc.com

Exhibit 99.1